SCHEDULE 14A

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Securities Exchange Act of 1934

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THE GATEWAY TRUST

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TO:	FINANCIAL PROFESSIONALS
FROM:	WALTER G. SALL
DATE:	JANUARY 7, 2008
SUBJECT:	GATEWAY FUND WITHSTANDS EQUITY MARKET DECLINE IN FOURTH QUARTER AS VOLATILITY INCREASES AND ECONOMIC DIFFICULTIES PERSIST

•	HEDGING CASH FLOW ALLOWS GATEWAY FUND TO MAINTAIN ITS NINE-MONTH GAIN AS FUND IS VIRTUALLY FLAT AT +0.02% FOR THE FOURTH QUARTER AND UP 7.94% FOR 2007

•	THE S&P 500 INDEX SUCCUMBS TO DIFFICULTIES IN CREDIT AND REAL ESTATE MARKETS AS THE INDEX SLIPS 3.33% IN THE FOURTH QUARTER TO END THE YEAR UP ONLY 5.49%

•	THE LEHMAN BROTHERS U. S. INTERMEDIATE GOVERNMENT/CREDIT BOND INDEX REFLECTS FALLING INTEREST RATES AND A FLIGHT TO QUALITY, EARNING 2.90% IN THE FOURTH QUARTER AND 7.39% FOR THE YEAR

•	VISIT THE GATEWAY FUND WEBSITE AT www.gatewayfund.com

	MONTH OF DECEMBER	4TH QUARTER 2007	YEAR 2007
GATEWAY FUND	0.51%	0.02%	7.94%
Lehman Brothers U. S. Intermediate Government/Credit Bond Index	0.26%	2.90%	7.39%
S&P 500 Index	-0.69%	-3.33%	5.49%

FOURTH QUARTER 2007

The real estate market decline continued in the fourth quarter, forcing many financial institutions with related exposure to record significant write-downs and causing both equity and fixed income investors to become increasingly unsettled. Government policy makers rushed to action, as the Federal Reserve Board (the “Fed”) cut interest rates by 0.25% twice in the fourth quarter. Beyond these cuts, the Fed and its global counterparts acted decisively to ease conditions in credit markets and provide some relief to beleaguered financial service firms. Nevertheless, unspectacular holiday sales furthered the downward momentum of equity markets, while uncertainty and associated volatility increased. By quarter-end, the Gateway Fund had earned enough cash flow from hedging transactions to offset its stock portfolio decline, posting a net return of 0.02% in the fourth quarter of 2007.

•	Broad-market equity investors were not so fortunate, as the S&P 500 Index declined 3.33% in the fourth quarter, significantly eroding its year-to-date gain posted through September.

•

The Lehman Brothers U. S. Intermediate Government/Credit Bond Index registered a gain of 2.90% for the fourth quarter as the Treasury bond market directly benefited from the interest rate cuts and the rotation away from stocks and low-quality fixed income investments.

•

The Chicago Board Options Exchange Volatility Index (the “VIX”), a gauge of market uncertainty, moved from 18.00 to 22.50 during the fourth quarter, reflecting a continuing trend of increased stock market volatility in the second half of 2007.

SUBJECT:	GATEWAY FUND WITHSTANDS EQUITY MARKET DECLINE IN FOURTH QUARTER AS VOLATILITY INCREASES AND ECONOMIC DIFFICULTIES PERSIST
DATE:	JANUARY 7, 2008
PAGE:	TWO

MONTH OF DECEMBER 2007

Investor anxiety remained high as the equity markets continued to trend lower in December after a tumultuous November. However, elevated levels of volatility resulted in improved cash flow available from hedging transactions, allowing the Gateway Fund to overcome the equity market decline and deliver a total return of 0.51% for the month.

•

Stocks, as represented by the broad-based S&P 500 Index, posted a loss of 0.69% for the month of December, largely a consequence of still-deteriorating conditions in the domestic housing and mortgage markets.

•

The Lehman Brothers U. S. Intermediate Government/Credit Bond Index posted a total return of 0.26% for the month, reflecting its heavy weighting in high-quality U. S. Treasury intermediate-term notes during a flight to quality by investors.

•

As of December 31, 2007, the Fund was fully hedged with index call options at an average strike price between 1.5% in-the-money and 1.5% out-of-the-money. The Fund owned index put options on 100% of the notional value of the portfolio, with average strike prices between 7.5% and 10.0% out-of-the-money.

2007 IN RETROSPECT

As the first half of 2007 progressed, favorable corporate earnings and export-driven economic growth were sufficient to offset investors’ increasing anxiety about the rapidly-deteriorating housing and mortgage markets. Volatility was low until financial institutions began announcing major write-downs associated with mortgage-lending vehicles accompanied by forecasts for further deterioration yet to come. Volatility, as measured by the VIX, first spiked above 28 in August when the first few write-downs occurred, and then persisted at high levels throughout the fourth quarter as the negative impact of the credit crunch became more significant and pervasive throughout the financial services industry. While the Gateway Fund’s stock portfolio increasingly came under pressure, the Fund benefited from improved cash flow available from its option activity and ended the year with a return of 7.94%.

•

Stock investors’ enthusiasm for robust corporate profits was severely restrained by the magnitude of the losses coming from the financial sector. Although the realization of anticipated interest rate cuts by the Fed served to briefly alleviate the equity markets’ shaken confidence, the S&P 500 Index finished the year with only a modest gain of 5.49%.

•

Bond investors began the year with fears of an overheated economy and incipient inflation — a potentially lethal combination for this risk-adverse class of investors. As the year progressed, decreased anxiety regarding the economy, coupled with three interest rate cuts by the Fed, helped restore confidence in the bond market. The Lehman Brothers U. S. Intermediate Government/Credit Bond Index increased 7.39% for the year.

MOVING FORWARD

As we began 2008, the VIX stood at 22.50 on December 31, 2007, up from 11.56 at December 31, 2006. This increase is reflective of expanding uncertainties that have affected investor behavior throughout 2007. Market volatility has moved from a latent fear in 2004-2006 to a now visible factor. With the economy impacted by credit market uncertainty and growing recessionary fears, the value of the Gateway Fund strategy, emphasizing cash flow from hedging transactions and a low volatility profile, is now solidly entrenched as a key core component in investor portfolios.

SUBJECT:	GATEWAY FUND WITHSTANDS EQUITY MARKET DECLINE IN FOURTH QUARTER AS VOLATILITY INCREASES AND ECONOMIC DIFFICULTIES PERSIST
DATE:	JANUARY 7, 2008
PAGE:	THREE

2007 DISTRIBUTIONS

On December 27, 2007, the Gateway Fund declared and paid an ordinary income dividend of $0.125 per share to shareholders of record as of December 26, 2007. For the year, ordinary income dividends totaled $0.535 per share. There were no capital gains distributions in 2007. The ordinary income dividends are fully considered to be “qualified dividend income” subject to a federal tax rate of not more than 15%.

PROXY UPDATE

Proxy material describing the pending reorganization of the Gateway Fund was distributed beginning on December 5 with the special meeting of shareholders scheduled for January 18, 2008. A second mailing was undertaken on December 27 accompanied by telephone reminders. A copy of the proxy statement and voting instructions can be found on the Gateway Fund website at www.gatewayfund.com. The Trustees and officers of the Fund appreciate the efforts undertaken by shareholders to complete this process. If you have questions regarding the transaction, please feel free to contact us at 800.354.6339.

MONTHLY PERFORMANCE

2007

	Gateway Fund	Lehman Bros. U. S. Intermediate Government/Credit Bond Index	S&P 500 Index
January	1.44%	0.04%	1.51%
February	-0.22%	1.38%	-1.96%
March	1.21%	0.17%	1.12%
April	1.34%	0.48%	4.43%
May	1.25%	-0.64%	3.49%
June	0.53%	0.02%	-1.66%
July	-1.06%	0.95%	-3.10%
August	1.64%	1.21%	1.50%
September	1.55%	0.69%	3.74%
October	1.25%	0.73%	1.59%
November	-1.72%	1.90%	-4.18%
December	0.51%	0.26%	-0.69%

SUBJECT:	GATEWAY FUND WITHSTANDS EQUITY MARKET DECLINE IN FOURTH QUARTER AS VOLATILITY INCREASES AND ECONOMIC DIFFICULTIES PERSIST
DATE:	JANUARY 7, 2008
PAGE:	FOUR

RISK/RETURN COMPARISON

January 1, 1988 — December 31, 2007

	Gateway Fund	Lehman Bros. U.S. Intermediate Government/Credit Bond Index	S&P 500 Index
Return *	9.02%	7.04%	11.79%
Risk **	5.83%	3.24%	13.52%

*	average annual total return
**	annualized standard deviation of monthly total returns

AVERAGE ANNUAL TOTAL RETURNS

as of December 31, 2007

	Gateway Fund	Lehman Bros. U. S. Intermediate Government/Credit Bond Index	S&P 500 Index
One Year	7.94%	7.39%	5.49%
Three Years	7.56%	4.32%	8.62%
Five Years	8.23%	4.06%	12.82%
Ten Years	6.31%	5.76%	5.91%
Since 1/1/88	9.02%	7.04%	11.79%

Maximum Sales Charge	0.00%
Expense Ratio *	0.95%

*	As of December 31, 2006 per the current prospectus dated May 1, 2007.

Past performance is no guarantee of future results. Performance data represents past performance and assumes the reinvestment of distributions, but does not reflect the deduction of taxes paid on distributions or on the redemption of your shares. Your investment return and principal value of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than the original cost. At times the Gateway Fund may not own any put options, resulting in increased exposure to a market decline. Gateway Fund returns are net of fees and expenses. An investor may be subject to additional fees and charges if the Fund is sold through intermediaries.

SUBJECT:	GATEWAY FUND WITHSTANDS EQUITY MARKET DECLINE IN FOURTH QUARTER AS VOLATILITY INCREASES AND ECONOMIC DIFFICULTIES PERSIST
DATE:	JANUARY 7, 2008
PAGE:	FIVE

Gateway advises an investor to consider the investment objectives, risks, charges and expenses of the Gateway Fund carefully before investing. The Gateway Fund prospectus contains this and other information regarding the Fund. Please call 800.354.6339 to obtain a prospectus or one is available on-line at www.gatewayfund.com. The prospectus should be read carefully before you invest or send money.

Current performance may be lower or higher than the performance data quoted. Gateway Fund performance data that is current to the most recent month-end is available by calling 800.354.6339 or by accessing our website at www.gatewayfund.com.

The S&P 500 Index is a widely recognized measure of performance for the U. S. stock market. The S&P 500 Index figures represent the prices of a capitalization-weighted index of 500 common stocks and assume reinvestment of all dividends paid on the stocks in the index.

The Lehman Brothers U. S. Intermediate Government/Credit Bond Index is the intermediate component of the Lehman Brothers U. S. Government/Credit Index and is a widely recognized index which features a blend of U. S. Treasury, government-sponsored (U. S. Agency and supranational), mortgage and corporate securities limited to a maturity of no more than ten years.

Data Source: Gateway Investment Advisers, L.P., Lehman Brothers Inc. and Bloomberg L.P.